Exhibit (a)(6)(vi)

METHOD OF PAYMENT

Depending on your country of employment, your Stock Option Transfer proceeds will be paid either through your local payroll or through Mellon Investor Services, as a payment agent of Microsoft Corporation.

Participants employed in the following countries will receive their payment through local payroll:

Argentina	Malaysia
Austria	New Zealand
Canada	Norway
China	South Africa
Costa Rica	Spain
Finland	Sweden
France	Switzerland
Germany	Trinidad & Tobago
India	United Kingdom
Ireland	United States
Israel	Vietnam
Jamaica

Participants employed in the following countries will be contacted by Mellon Investor Services following the Election Period for bank account information and will receive their payment through Mellon Investor Services.

Australia	Mauritius
Bolivia	Mexico
Brazil	Morocco
Bulgaria	Nigeria
Chile	Oman
Colombia	Panama
Croatia	Paraguay
Czech Republic*	Peru
Denmark	Philippines
Dominican Republic	Poland
Ecuador	Portugal
Egypt	Romania
El Salvador	Russia
Greece	Saudi Arabia
Guatemala	Serbia and Montenegro (Yugoslavia)
Hong Kong	Singapore**
Hungary	Slovakia
Indonesia	Slovenia
Ivory Coast	Taiwan
Japan	Thailand
Jordan	Tunisia
Kenya	Turkey
Korea	United Arab Emirates (Dubai)
Kuwait	Uruguay
Latvia	Venezuela
Lebanon

*Depending on the outcome of discussions with the Czech Ministry of Finance, employees in the Czech Republic may receive their payment through local payroll.

**In the event the Central Provident Fund (“CPF”) Board determines that CPF contributions are due on the proceeds, employees in Singapore will receive their payment through local payroll.